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                                                                EXHIBIT 99.1


               PENTON MEDIA ANNOUNCES EXTENSION OF EXCHANGE OFFER


                   EXTENDS EXCHANGE OFFER TO NOVEMBER 16, 2001


CLEVELAND, OH - November 16, 2001 - Penton Media, Inc. (NYSE: PME) today announced that it is extending to 5:00 p.m., New York City time, on November 16, 2001, its offer to exchange up to $185 million aggregate principal amount of its 10 3/8% senior subordinated notes due 2011 for up to $185 million aggregate principal amount of its existing 10 3/8% senior subordinated notes due 2011. The existing notes were issued and sold in a transaction exempt from the registration requirements of the Securities Act of 1933. The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on November 15, 2001.


Questions concerning the delivery of appropriate documents and existing notes should be directed to Carolle Montreuil ((914) 773-5735) at The Bank of New York, the exchange agent for the exchange offer.


The existing notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


ABOUT PENTON MEDIA
         Penton Media is a leading, global business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media. Penton's integrated media portfolio serves the following industries:
Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality. The Company generated revenues of $404.6 million in 2000.



CONTACT: Mary Abood,
VP, Corporate Communications & Investor Relations,
Penton Media, Inc.
216-931-9551 or mabood@penton.com